Exhibit 99.1

DESCRIPTION OF CITADEL’S BUSINESS

Introduction

HGGC Citadel Plastics Holdings, Inc., or Citadel, is a leading provider of custom material solutions, including both thermoplastic and engineered composite compounds, as well as a leading provider of custom material solutions, with material science expertise in providing custom engineered solutions for specialized applications. Citadel is privately held and was established in 2007 as a Delaware corporation in connection with the acquisition of The Matrixx Group, Inc., or Matrixx. On February 29, 2012, HGGC Citadel LLC, an entity owned by HGGC, the current majority stockholder of Citadel, and Charlesbank Capital Partners, along with certain institutional investors, members of management and employees of Citadel, acquired all of the outstanding common stock of Citadel from Wind Point Partners, the then majority stockholder of Citadel, and the other stockholders and option holders of Citadel. Upon consummation of the merger, Citadel continued as the surviving corporation and operating subsidiary of HGGC Citadel LLC.

Citadel is headquartered in West Chicago, Illinois. Citadel supplies materials for numerous applications in a variety of markets globally, including transportation, industrial and construction, consumer, electrical, energy, healthcare and safety, and aerospace and defense. Citadel has an established North American presence, but also has operations in Mexico, Brazil, Germany and China. Citadel focuses on providing high quality services and materials as well as technical expertise in an effort to successfully develop and commercialize new products for over 1,300 global customers.

Business Segments

Engineered Plastics

Citadel’s compounded thermoplastic resin product lines are manufactured across eight facilities throughout the United States and Canada, along with two warehouses in Evansville, Indiana. In 2014, Citadel’s Engineered Plastics revenue by end market was 30% consumer, 24% industrial and construction, 19% transportation, 9% electrical, 2% healthcare and safety and 16% other. Revenue generated from the thermoplastic segment was 94% from the United States, 5.6% from Canada and 0.4% from other. Citadel maintains a broad range of base resin expertise, which encompasses polypropylene, polyamide, polycarbonate and polyester alloys. Citadel maintains specialized flame retardant technologies, with a broad portfolio of UL listings, including special strength UL94 5V-A rated materials and best-in-class relative thermal indices on glass and talc filled flame retardant polypropylenes. Citadel also maintains sustainable recycled thermoplastics capabilities which deliver economic and environmental advantages.

Matrixx primarily comprises Citadel’s Engineered Plastics business and is a compounder of thermoplastic resins serving the power tool, lawn and garden, appliance, automotive, HVAC, electronics and construction markets. Matrixx operates in the U.S. and Canada with manufacturing facilities in Indiana, Texas, Virginia and Ontario, Canada. As discussed below, Matrixx acquired Lucent Polymers, Inc., or Lucent, a Delaware corporation, on December 6, 2013.

Lucent was founded in 1997 and is headquartered in Evansville, Indiana. On December 6, 2013, Citadel acquired Lucent, resulting in its acquisition of Lucent’s portfolio of over 1,400 formulations, increasing Citadel’s presence in engineered resins. Since its acquisition, Lucent has begun producing Citadel’s Matrixx, Aclo, QTR and Fiberfill brands in addition to Citadel’s portfolio of products. Lucent has two separate facilities with 12 production compounding lines. As part of the acquisition, Citadel acquired the “Lucent” trade name and the “Ecollent” trade name. At the time of the acquisition, approximately 90% of Lucent’s products sold used the “Lucent” trade name and about 10% used the “Ecollent” trade name.

Engineered Composites

Bulk Molding Compounds, Inc., or BMCI, comprises Citadel’s Engineered Composites business and is principally engaged in the manufacture and supply of thermoset bulk and sheet molding compounds serving the electrical, automotive, consumer appliance, power tool and conductive plastic industries. In 2014, Citadel’s Engineered Composites revenue by end market was 37% transportation, 36% electrical, 8% industrial and construction, 4% energy, 10% consumer and 5% other. Revenue generated from the Engineered Composites segment was 54% from the United States, 14% from Europe/Middle East, 26% from Central/South America, 4% from Asia and 2% from other. BMCI operates in the United States with manufacturing facilities in Illinois, Ohio and Michigan. BMCI’s foreign sales of bulk molding compounds, or BMC, are supplied to Europe, Asia and Latin America through wholly-owned subsidiaries and a joint venture. BMCI acquired The Composites Group, or TCG, on November 5, 2014, to expand Citadel’s high performance composites and sheet molding compound, or SMC, capabilities. SMC is a glass-fiber reinforced polyester compound used in compression molding where higher mechanical strength is needed. SMC product lines are custom-tailored to specific customer needs. TCG’s principal products include material compounding, Quantum–high performance glass and carbon fiber specialty compounds, molding, and value-added post-molding services which are sold across diverse end use markets.

End Markets

Globally, Citadel operates primarily in seven end markets: (1) transportation, (2) industrial and construction, (3) consumer, (4) electrical, (5) energy, (6) healthcare and safety and (7) aerospace and defense. Healthcare and safety and aerospace and defense are end markets that comprised only 1% of consolidated sales prior to the acquisition of TCG, and the remaining portion of sales fall into categories outside of these defined end markets.

Transportation

Transportation products contributed 36%, 38% and 39% of Citadel’s revenue for fiscal years 2014, 2013 and 2012, respectively. Transportation’s principal products include Engineered Plastics, BMC, SMC, and Quantum high performance composites, as well as molded parts and value added processes.

For transportation products, principal BMC applications include forward lighting and under hood applications such as valve covers and high performance structural parts. Multiple thermoplastic products are supplied into this market for automotive interior systems including pillar covers, glove boxes, door panels, floor boards, wheel covers, bezels, trim parts and sound dampening.

The automotive market for Quantum high performance composites represents a strong emerging market with high growth potential, strong margins, and a small numbers of direct competitors. Our broad material solutions and product technology enable us to deliver customized solutions for light weighting structural, semi-structural, and complex geometries. Applications utilizing this high performance offering include roof bows, underbody shields, engine bay covers, deck lids, inner fender supports, window seals and floor pans.

Industrial and Construction

Industrial and construction products contributed 13%, 10% and 7% of Citadel’s revenue for fiscal years 2014, 2013 and 2012, respectively. Principal products of industrial and construction include Thermoplastic, BMC and SMC compounds. Principal applications include pump housings, drain pans, concrete reinforcements, and rail insulators. The broad array of applications utilizes company strengths in flame retardant and recycle technologies.

Consumer

Consumer products contributed 25%, 27% and 30% of Citadel’s revenue for fiscal years 2014, 2013 and 2012, respectively. Consumer’s principal products include BMC, SMC and Thermoplastics. Applications include dishware, industrial food service and specialty cookware.

Plastic tableware is a market space that has demonstrated strong global growth based on a trend toward less formal and more time constrained dining. In tandem with a growing demand for functional, quick use polymer dishes and bowls, food contact regulations have consistently tightened, narrowing allowable raw material inputs and, in some cases, eliminating popular materials from recognized food contact listings. Citadel’s BMC products have proven to be a safe, new alternative in this space due to the ability to decorate and microwave the finished product. Citadel has drawn interest from some of the biggest names in retail as it is launching programs to replace melamine and introduce a new solution into this growing segment.

Electrical

Electrical products contributed 14%, 15% and 14% of Citadel’s revenue for fiscal years 2014, 2013 and 2012, respectively. Electrical’s principal products utilize much of the Citadel portfolio including BMC, SMC, Thermoplastics and molded parts. With over 400 listings with UL, the product offering is utilized by many of the top global suppliers in this segment. Applications include circuit breakers, electrical boxes, UPS battery cases, wire termination ties and buss bars.

Energy

Energy products contributed 2%, 0% and 0% of Citadel’s revenue for fiscal years 2014, 2013 and 2012, respectively. Energy represents one of Citadel’s fastest growing segments. Energy’s principal products include BMC and Quantum High Performance Composites, some of which are molded and assembled in Citadel’s facilities. Illustrative applications include drill centralizers, frack plug components, frack balls, valves brackets and fittings for offshore platforms.

Oil and gas is a high growth, highly profitable aspect of the energy market that values Citadel’s technology solutions. Prominent oil services customers appreciate Citadel’s ability to manufacture parts that can withstand high temperatures and pressures and maintain strength in wet corrosive conditions. The thermoset offerings of the portfolio at Citadel allow its customers to capture significant efficiencies in the end use environment.

Healthcare and Safety

Healthcare and safety’s principal products include Quantum High Performance Composites, Thermoplastics, BMC and SMC. Applications include fire helmets, hospital bed components and patient transport systems.

Aerospace and Defense

Aerospace and defense’s principal products include BMC and Quantum High Performance Composites. Applications include aircraft interior parts and external structural parts.

Aerospace and defense represents a high growth and profitable market segment for the Quantum High Performance composite products. Citadel’s unique OEM-specified glass and carbon epoxy, phenolic and BMI materials coupled with functional requirements such as low density, fire retardant, low flame and toxicity enables the OEM to replace metals with composites to reduce weight and enable better fuel efficiency. Citadel’s customers continue to look for reliable, light-weight solutions in this space. Key applications in aerospace and defense include stow bins, enclosures, brackets, fittings, fairings, bulk heads, access doors, hub caps, helicopter blade counter weights, missile cones and satellite dishes.

Employee Information

As of December 31, 2014, Citadel had approximately 1,230 employees. The vast majority of Citadel’s international workforce is non-union. All of Citadel’s U.S. and Canadian workforce (954 employees) were non-union.

Research and Development

Citadel spends approximately $3 million annually on internal research and development. Citadel, through its TCG-Quantum business unit, performs customer-sponsored research and development. However, due to the late 2014 acquisition of TCG, the amount is immaterial for 2014. Citadel maintains laboratory facilities and capabilities that provide a broad range of material analysis and support product consistency and quality. Citadel’s product development initiatives are supported by Citadel’s laboratory and technical service capabilities. Citadel’s thermoplastic lab is capable of extensive testing including thermal indexing, tensile testing and impact testing, which allows Citadel to test and approve certain products and formulations for its customers. Citadel also maintains full prototyping and tooling capabilities, which allow Citadel to produce net-shape prototype parts.

Compliance with Environmental Regulations

Citadel is subject to various environmental laws and regulations that apply to the production, use and sale of chemicals, emissions into the air, discharges into waterways and other releases of materials into the environment and the generation, handling, storage, transportation, treatment and disposal of waste material. Citadel incurred environmental expenses, before insurance recoveries, of $0.7 million in 2014, $0.7 million in 2013 and $0.5 million in the ten month period ended December 31, 2012.

Government Approvals

Citadel does not have any material portion of its business subject to renegotiation of profits or termination of contracts at the election of the U.S. Government.

Dependence on Customers

Citadel has a diverse customer base, with over 1,500 active customer relationships as of December 31, 2014. During the year ended December 31, 2014, Citadel’s ten largest customers accounted in the aggregate for approximately 22% of revenue and no single customer accounted for more than 3% of revenue. Approximately half of Citadel’s business is on one to two year contracts with quarterly adjustments based on the cost of key raw materials. In management’s opinion, Citadel is not dependent upon any single customer and the loss of any one customer would not have a material adverse effect on Citadel’s business.

Availability of Raw Materials

Citadel maintains a diverse supplier base. Citadel has access to alternative suppliers and proactively examines product formulas to identify material substitution opportunities to reduce overall cost without impacting compound quality. As a result, Citadel does not rely on any one supplier.

Working Capital Practices

Citadel’s working capital level at the end of 2014 represented an average of 17.2% of net sales. Given the made-to-order nature of its business, Citadel does not manufacture any “made-to-stock” items, as all orders are custom, proprietary formulations. With a current operation utilization of installed equipment capacity at 48%, Citadel can leverage its existing platform to execute its organic growth initiatives with minimal incremental growth capital, with expected capital expenditures representing between 1.5 and 2% of sales.

Competition

Citadel’s products are specified in over 95% of applications of several of its customers and more than 50% of its customers sole source from Citadel for at least one application. Once Citadel’s products are specified by a customer, there are generally high switching costs associated with changing suppliers given the time involved for product development and approval processes. As a result, customers rarely switch to a competitor’s product once a Citadel product is selected.

Intellectual Property

Citadel uses various trademarks and trade names in its business. These trademarks and trade names, such as “Lucent” and “Ecollent,” protect certain names of Citadel’s products and are significant to the extent they provide a certain amount of goodwill and name recognition in the industry. Citadel also holds patents in various parts of the world for certain of its products. Additionally, Citadel utilizes proprietary formulas in its product manufacturing and benefits from intangible assets acquired through acquisitions.

International Operations

Citadel has facilities and offices positioned throughout the United States as well as in Germany, Mexico, Brazil, and a joint venture in China.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CITADEL

The following table sets forth selected historical financial data from the consolidated balance sheets of Citadel as of December 31, 2014 and 2013, and the related consolidated statements of operations, and cash flows for the years ended December 31, 2014 and 2013 and for the period from February 29, 2012 through December 31, 2012. This selected financial data should be read in conjunction with Citadel’s consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

($ in thousands)	Year Ended December 31,
	2012	2013	2014
Statement of Operations Data:
Net sales	$247,129	$324,858	$428,549
Cost of sales	194,540	260,012	348,879

Gross profit	52,589	64,846	79,670
Selling, general and administrative expenses	53,099	56,891	58,759
Asset impairment	10,283	26,038	—

Operating income (loss)	(10,793)	(18,083)	20,911
Interest expense, net of interest income	14,756	16,591	18,287
Other (income) expense, net	(154)	(1,012)	2,202

Income (loss) before income taxes	(25,395)	(33,662)	422
Provision (benefit) for income taxes	(2,757)	(4,707)	5,230

Net income (loss)	$(22,638)	$(28,955)	$(4,808)

Other Data (at period end):
Depreciation	$3,443	$4,995	$7,524
Amortization	19,723	22,419	20,918
Capital expenditures	4,005	4,853	6,125
Certain Balance Sheet Data:
Cash and cash equivalents		6,671	10,909
Working capital		68,336	86,817
Total assets		423,667	626,992
Long-term debt excluding current portion		258,490	397,600
Citadel stockholders’ equity		68,621	89,705

CITADEL MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Citadel’s consolidated financial statements and the notes to those statements and other financial information included elsewhere in this Current Report on Form 8-K.

Recent Trends

Although Citadel’s financial statements are not available for the quarter ended March 31, 2015 as of the date of this Current Report on Form 8-K, Citadel’s 2015 revenues may be adversely impacted compared to the prior year quarter by macro economic trends, including, without limitation, recent compression in the U.S. oil and gas industry as well as negative impacts of foreign exchange rates due to the recent strengthening of the U.S. dollar; however, as of the date of this Current Report on Form 8-K, Citadel’s operating income for such quarter is not expected to be adversely impacted.

SEGMENT INFORMATION

Citadel makes decisions, assesses performance and allocates resources by the following operating segments which are also Citadel’s reportable segments: Engineered Plastics (EP) and Engineered Composites (EC).

Citadel uses net sales to unaffiliated customers, gross profit and operating income before certain items in order to make decisions, assess performance and allocate resources to each segment. The following discussion regarding Citadel’s segment gross profit and operating income does not include items such as interest income or expense, other income or expense, accelerated depreciation, asset impairments, or amortization of inventory step-up charges related to business acquisitions. Corporate expenses include Board of Directors related costs, private equity ownership management fees, LLC equity units compensation expense and other miscellaneous legal and professional fees primarily related to acquisitions and debt financings.

Fiscal year 2013 is a twelve month period compared to fiscal year 2012 which is a ten month period as Citadel’s 2012 fiscal period commenced following the acquisition of Citadel by HGGC on February 29, 2012.

The following tables summarize net sales to unaffiliated customers, gross profit and SG&A expenses by segment (in thousands):

Net Sales

	Year Ended December 31,		10 Months Ended December 31,
	2014	2013	2012
Engineered Plastics	$287,575	$196,806	$141,900
Engineered Composites	140,974	128,052	105,229

Total net sales to unaffiliated customers	$428,549	$324,858	$247,129

Gross Profit

	Year Ended December 31,		10 Months Ended December 31,
	2014	2013	2012
Engineered Plastics	$41,318	$27,889	$20,252
Engineered Composites	40,440	38,050	32,337

Total segment gross profits	81,758	65,939	52,589
Inventory step-up	(2,088)	(1,093)	—

Total gross profit	$79,670	$64,846	$52,589

SG&A Expenses

	Year Ended December 31,		10 Months Ended December 31,
	2014	2013	2012
Engineered Plastics	$22,438	$17,907	$15,176
Engineered Composites	29,144	31,444	25,499

Total segment SG&A expenses	51,582	49,351	40,675
Corporate G&A expenses	7,177	7,540	12,424

Total SG&A expenses before certain items	58,759	56,891	53,099

Goodwill and intangibles impairment	—	26,038	10,283

Total operating expenses	$58,759	$82,929	$63,382

Below is a reconciliation of segment operating income (loss) to operating income (loss) and income (loss) before income taxes:

	Year Ended December 31,		10 Months Ended December 31,
	2014	2013	2012
Engineered Plastics	$18,880	$9,982	$5,076
Engineered Composites	11,296	6,606	6,838

Total segment operating income (loss)	30,176	16,588	11,914
Corporate	(7,177)	(7,540)	(12,424)

Operating income (loss) before certain items	22,999	9,048	(510)
Goodwill and intangibles impairment	—	(26,038)	(10,283)
Inventory step-up	(2,088)	(1,093)	—

Operating income (loss)	20,911	(18,083)	(10,793)
Interest expense, net	(18,287)	(16,591)	(14,756)
Equity in income of joint venture	47	320	461
Miscellaneous	(2,249)	692	(307)

Income (loss) before income taxes	$422	$(33,662)	$(25,395)

Results of Operations — Fiscal Year 2014 Compared with Fiscal Year 2013

Citadel uses net sales to unaffiliated customers, segment gross profit and segment operating income before certain items in order to make decisions, assess performance and allocate resources to each segment. Citadel has the following reportable segments: Engineered Plastics (“EP”) and Engineered Composites (“EC”). The following discussion regarding Citadel’s segment gross profit, segment SG&A expenses and segment operating income does not include items such as interest income or expense, other income or expense, accelerated depreciation, asset impairments, or amortization of inventory step-up charges related to business acquisitions. Corporate expenses include Board of Directors related costs, private equity ownership management fees, LLC equity units compensation expense and other miscellaneous legal and professional fees primarily related to acquisitions and debt financings.

Segment Information

Engineered Plastics

	Year Ended December 31,
	2014	2013	Increase (decrease)
	(in thousands, except for %’s and per pound data)
Pounds sold	317,055	230,256	86,799	37.7%
Net sales	$287,575	$196,806	$90,769	46.1%
Segment gross profit	$41,318	$27,889	$13,429	48.2%
Segment gross profit percentage	14.4%	14.2%	0.2%
Segment SG&A expenses	$22,438	$17,907	$4,531	25.3%
Segment operating income	$18,880	$9,982	$8,898	89.1%
Price per pound	$0.907	$0.855	$0.052	6.1%
Segment gross profit per pound	$0.130	$0.121	$0.009	7.6%

EP net sales for the year ended December 31, 2014 were $287.6 million, an increase of $90.8 million or 46.1%, compared with the prior year. During fiscal year 2014, the incremental sales and volumes provided by the December 2013 Lucent Polymers acquisition were $80.5 million and 80.1 million pounds, respectively. Excluding the Lucent Polymers acquisition organic sales increased $10.3 million driven by volume increases across all EP business units from further penetration of existing customers, new product offerings and volume lift from year over year improvement in the housing and auto markets.

EP gross profit increased $13.4 million to $41.3 million for the year ended December 31, 2014. The increase over 2013 was due to the positive contribution from the Lucent Polymers acquisition offset by decreased gross profit at the EP legacy business resulting from margin compression due to polypropylene market pricing dynamics, incrementally higher manufacturing costs at EP’s Virginia tolling operations to accommodate growing production volumes, and product mix.

EP SG&A expenses increased $4.5 million during the year ended December 31, 2014. Increases to SG&A of $7.3 million from the Lucent Polymers acquisition were partially offset by $2.7 million of lower salary and other operating costs from cost out program initiatives.

EP operating income for the year ended December 31, 2014 was $18.9 million, an increase of $8.9 million from the prior year. The increase in EP operating income in 2014 was primarily due to the contribution of the Lucent acquisition and the lower salary and other operating costs mentioned above.

Engineered Composites

	Year Ended December 31,
	2014	2013	Increase (decrease)
	(in thousands, except for %’s and per pound data)
Pounds sold	139,138	135,850	3,288	2.4%
Net sales	$140,974	$128,052	$12,922	10.1%
Segment gross profit	$40,440	$38,050	$2,390	6.3%
Segment gross profit percentage	28.7%	29.7%	(1.0)%
Segment SG&A expenses	$29,144	$31,444	$(2,300)	(7.3)%
Segment operating income	$11,296	$6,606	$4,690	71.0%
Price per pound	$1.013	$0.943	$0.070	7.4%
Segment gross profit per pound	$0.291	$0.280	$0.011	3.8%

EC net sales for the year ended December 31, 2014 were $141.0 million, an increase of $12.9 million or 10.1%, compared with the prior year. During fiscal year 2014, the incremental sales and volumes provided by the November 2014 acquisition of The Composites Group, or TCG, were $14.8 million and 5.6 million pounds, respectively. Excluding the TCG acquisition organic sales decreased $1.9 million driven by a depressed economy in Brazil, unfavorable foreign currency translation caused by a strengthening U.S. dollar, and weak market conditions in Mexico offset by modest organic growth in US and European markets.

EC gross profit was $40.4 million for the year ended December 31, 2014, an increase of $2.4 million over prior year. The improvement over the prior year was due to the TCG acquisition offset by the impact of lower sales volumes in Brazil and Mexico. Gross profit per pound increased $0.01 or 3.8% from the higher margin contribution of the TCG product portfolio.

EC SG&A expenses decreased $2.3 million during the year ended December 31, 2014. Increases to SG&A of $1.7 million from the TCG acquisition were offset by $3.0 million of lower amortization of intangibles and $1.0 million of lower salary and other operating costs from cost out program initiatives.

EC operating income for the year ended December 31, 2014 was $11.3 million, an increase of $4.7 million from the prior year. The increase in EC operating income in 2014 was primarily driven by the aforementioned $2.4 million increase in gross profit, $3.0 million lower amortization of intangibles and $1.0 million lower operating expenses offset by the $1.7 million of incremental operating expenses of the TCG acquisition.

Consolidated

	Year Ended December 31,
	2014	2013	Increase (decrease)
	(in thousands, except for %’s and per pound data)
Pounds sold	456,193	366,106	90,087	24.6%
Net sales	$428,549	$324,858	$103,691	31.9%
Total SG&A expenses before certain items	$58,759	$56,891	$1,868	3.3%
Total operating income before certain items	$22,999	$9,048	$13,951	154.2%
Operating income (loss)	$20,911	$(18,083)	$38,994	(215.6)%
Price per pound	$0.939	$0.887	$0.052	5.9%

*	Total SG&A expenses before certain items represents segment SG&A expenses combined with Corporate general and administrative expenses. Total operating income before certain items represents segment operating income combined with Corporate general and administrative expenses. For a reconciliation of total operating income before certain items to operating income and income (loss) before income taxes refer to Segment Information.

Consolidated net sales for the year ended December 31, 2014 were $428.5 million, an increase of $103.7 million, or 31.9%, compared with the prior year period. Incremental net sales and volume from Citadel’s December 2013 Lucent Polymers and November 2014 TCG acquisitions contributed $95.3 million and 85.7 million pounds, respectively, for the year ended December 31, 2014. Excluding acquisitions organic sales increased $8.4 million driven primarily by volume increases in the EP business unit.

Total SG&A expenses before certain items increased $1.9 million for the year ended December 31, 2014 compared to the prior year. A $2.2 million increase in SG&A expenses from the combined EP and EC reporting segments was offset by a $0.4 million decrease in corporate SG&A expenses. The $2.2 million increase in the combined EP and EC reportable segments SG&A expense consists of a $10.5 million contribution from acquisitions offset by a $8.3 million decrease in the legacy operating business. The $0.4 million decrease in corporate SG&A expenses consists primarily of a $1.7 million decrease in LLC equity unit compensation expense offset by a $1.4 million increase in acquisition-related expenses.

Total operating income before certain items for the year ended December 31, 2014 was $23.0 million, an increase of $14.0 million over the prior year. The increase in total operating income before certain items was comprised of contributions from acquisitions and the legacy business (including corporate) of $8.4 million and $5.6 million, respectively. Operating income improved $39.0 million to $20.9 million due primarily to no charges in 2014 for impairment of goodwill and intangibles compared to $26.0 million in 2013 plus the increase in operating income before certain items mentioned above.

Interest expense, net of interest income, increased $1.7 million for the year ended December 31, 2014, as compared to the prior year primarily related to increased borrowings for acquisitions.

Equity in income of joint venture decreased $0.3 million to near zero for the year ended December 31, 2014.

Miscellaneous income (expense) for the year ended December 31, 2014 was ($2.2) million, compared with $0.7 million for the year ended December 31, 2013 and primarily represents gains (losses) from remeasuring non-local currency denominated intercompany loans between EC subsidiaries in the U.S. and Europe.

Income (loss) before income taxes was $0.4 million and ($33.7) million for the years ended December 31, 2014 and 2013, respectively.

Results of Operations — Fiscal Year 2013 Compared with Fiscal Year 2012

Fiscal year 2013 is a twelve month period compared to fiscal year 2012 which is a ten month period as Citadel’s 2012 fiscal period commenced following the acquisition of Citadel by HGGC on February 29, 2012.

Segment Information

Engineered Plastics

	Year Ended December 31, 2013	10 Months Ended December 31, 2012	Increase (decrease)
	(in thousands, except for %’s and per pound data)
Pounds sold	230,256	171,338	58,918	34.4%
Net sales	$196,806	$141,900	$54,906	38.7%
Segment gross profit	$27,889	$20,252	$7,637	37.7%
Segment gross profit percentage	14.2%	14.3%	(0.1)%
Segment SG&A expenses	$17,907	$15,176	$2,731	18.0%
Segment operating income	$9,982	$5,076	$4,906	96.7%
Price per pound	$0.855	$0.828	$0.027	3.3%
Segment gross profit per pound	$0.121	$0.118	$0.003	2.5%

EP net sales were $196.8 million for the year ended December 31, 2013, an increase of $54.9 million over the prior year ten month period. Net sales from the incremental January 2013 and February 2013 periods were $33.6 million. EP net sales for the ten months ended December 31, 2013 were $163.2 million, an increase of $21.2 million or 15.0%, compared with the prior year. During fiscal year 2013, the incremental sales and volumes provided by the December 2013 Lucent Polymers acquisition were $3.9 million and 3.8 million pounds, respectively. Excluding the Lucent Polymers acquisition organic sales increased $17.3 million driven by volume increases across all EP business units and enhanced by improved mix in EP’s higher selling price/gross profit engineered plastics business unit.

EP gross profit was $27.9 million for the year ended December 31, 2013, an increase of $7.6 million over the prior year ten month period. Gross profit from the incremental January 2013 and February 2013 periods was $5.0 million. EP gross profit increased $2.7 million to $22.9 million for the ten months ended December 31, 2013 versus the comparable prior year period. The increase in gross profit over 2012 was comprised of incremental contributions from the Lucent Polymers acquisition and increased volume/sales of higher margin engineered products of $1.9 million offset by unfavorable mix in EP’s performance products business unit of $0.3 million.

EP SG&A expenses were $17.9 million for the year ended December 31, 2013, an increase of $2.7 million over the prior year ten month period. SG&A from the incremental January 2013 and February 2013 periods was $2.6 million. EP SG&A expenses for the ten months ended December 31, 2013 increased $0.1 million versus the comparable prior year period. A decrease in amortization of intangibles expense of $2.1 million was offset by incremental SG&A expenses from the Lucent acquisition of $0.5 million and higher operating expenses in the legacy EP business of $1.6 million. The higher legacy EP SG&A expenses consisted primarily of incremental employee severance and executive recruitment costs of $0.7 million and incremental manufacturing expenses at EP’s Virginia tolling plant operations caused by an unexpected equipment breakdown of $0.5 million.

EP operating income was $10.0 million for the year ended December 31, 2013, an increase of $4.9 million over the prior year ten month period. Operating income from the incremental January 2013 and February 2013 periods was $2.3 million. EP operating income for the ten months ended December 31, 2013 was $7.6 million, an increase of $2.6 million over the prior year period. The increase in EP operating income in 2013 was primarily due to the aforementioned increase in gross profit as increases in SG&A operating expenses were nearly offset by a similar decrease in amortization of intangibles.

Engineered Composites

	Year Ended December 31, 2013	10 Months Ended December 31, 2012	Increase (decrease)
	(in thousands, except for %’s and per pound data)
Pounds sold	135,850	110,755	25,095	22.7%
Net sales	$128,052	$105,229	$22,823	21.7%
Segment gross profit	$38,050	$32,337	$5,713	17.7%
Segment gross profit percentage	29.7%	30.7%	(1.0)%
Segment SG&A expenses	$31,444	$25,499	$5,945	23.3%
Segment operating income	$6,606	$6,838	$(232)	(3.4)%
Price per pound	$0.943	$0.950	$(0.007)	(0.7)%
Segment gross profit per pound	$0.280	$0.292	$(0.012)	(4.1)%

EC net sales were $128.1 million for the year ended December 31, 2013, an increase of $22.8 million over the prior year ten month period. Net sales from the incremental January 2013 and February 2013 periods were $22.3 million. For the ten months ended December 31, 2013 EC net sales of $105.8 million were up $0.5 million to the comparable prior year period as a $1.0 million increase in the EC domestic operations were offset by $0.5 million decrease at EC’s foreign operations. The increase in EC domestic sales was primarily due to further penetration of existing customers and volume lift in the auto markets. The decrease in the level of foreign sales was primarily due to unfavorable foreign currency translation in Brazil.

EC gross profit was $38.1 million for the year ended December 31, 2013, an increase of $5.7 million over the prior year ten month period. Gross profit from the incremental January 2013 and February 2013 periods was $6.8 million. EC gross profit decreased $1.1 million to $31.2 million for the ten months ended December 31, 2013 versus the comparable prior year period. The decrease in gross profit was primarily due to unfavorable foreign currency translation in Brazil along with unfavorable sales mix in the foreign operations.

EC SG&A expenses were $31.4 million for the year ended December 31, 2013, an increase of $5.9 million over the prior year ten month period. SG&A from the incremental January 2013 and February 2013 periods was $5.4 million. EC SG&A expenses for the ten months ended December 31, 2013 increased $0.5 million versus the comparable prior year period. The increase was primarily due to a $1.5 million investment in US marketing and technology growth resources plus an increase in amortization of intangibles expense of $0.8 million offset by lower SG&A spending in the foreign operations.

EC operating income was $6.6 million for the year ended December 31, 2013, a decrease of $0.2 million over the prior year ten month period. Operating income from the incremental January 2013 and February 2013 periods was $1.4 million. EC operating income for the ten months ended December 31, 2013 was $5.2 million, a decrease of $1.6 million over the prior year period. The decrease in EC operating income in 2013 was primarily due to the aforementioned decrease in gross profit plus the net increase in SG&A expenses.

Consolidated

	Year Ended December 31, 2013	10 Months Ended December 31, 2012	Increase (decrease)
	(in thousands, except for %’s and per pound data)
Pounds sold	366,106	282,093	84,013	29.8%
Net sales	$324,858	$247,129	$77,729	31.5%
Total SG&A expenses before certain items	$56,891	$53,099	$3,792	7.1%
Total operating income before certain items	$9,048	$(510)	$9,558	(1,874.1)%
Operating income (loss)	$(18,083)	$(10,793)	$(7,290)	67.5%
Price per pound	$0.887	$0.876	$0.011	1.3%

*	Total SG&A expenses before certain items represents segment SG&A expenses combined with Corporate general and administrative expenses. Total operating income before certain items represents segment operating income combined with Corporate general and administrative expenses. For a reconciliation of total operating income before certain items to operating income and income (loss) before income taxes refer to Segment Information.

Consolidated net sales were $324.9 million for the year ended December 31, 2013, an increase of $77.7 million over the prior year ten month period. Net sales from the incremental January 2013 and February 2013 periods were $55.9 million. Consolidated net sales for the ten months ended December 31, 2013 were $268.9 million, an increase of $21.8 million or 8.8%, compared with the prior year period. The incremental net sales and volume from the December 2013 acquisition of Lucent Polymers was $3.9 million and 3.8 million pounds, respectively. Excluding the Lucent Polymers acquisition organic sales increased $17.9 million driven primarily by net sales and volume increases in the EP business unit of $17.3 million and 14.3 million pounds, respectively.

Total SG&A expenses before certain items were $56.9 million for the year ended December 31, 2013, an increase of $3.8 million over the prior year ten month period. SG&A from the incremental January 2013 and February 2013 periods was $8.5 million. Consolidated SG&A expenses for the ten months ended December 31, 2013 were $48.4 million, a decrease of $4.7 million or 8.9%, compared with the prior year period. The $4.7 million decrease in SG&A expenses were largely corporate expenses consisting primarily of a $7.6 million decrease in acquisition expenses related to the sale of Citadel to HGGC on February 29, 2012 and $0.7 million lower professional fees to implement Citadel’s 2012 tax restructuring offset by a $2.4 million increase in LLC equity unit compensation expense.

Total operating income before certain items was $9.0 million for the year ended December 31, 2013, an increase of $9.6 million over the prior year ten month period. Operating income before certain items from the incremental January 2013 and February 2013 periods was $3.3 million. Consolidated operating income before certain items for the ten months ended December 31, 2013 was $5.7 million, an increase of $6.3 million compared with the prior year period. The $6.3 million increase in operating income before certain items was primarily due to the aforementioned decrease in corporate SG&A expenses and incremental gross profit from the volume and sales growth of the EP reporting unit. Operating (loss) of ($18.1) million increased ($7.3) million during the year ended December 31, 2013 due primarily to $15.8 million incremental charges for impairment of goodwill and intangibles plus the increase in operating income before certain items mentioned above.

Interest expense, net of interest income, increased $1.8 million for the year ended December 31, 2013, as compared to the prior year ten month period. Net interest expense from the incremental January 2013 and February 2013 periods was $2.7 million. Net interest expense for the ten months ended December 31, 2013 was $0.9 million lower than the prior year comparable period due primarily to lower average interest rate resulting from restructuring Citadel’s debt in 2013.

Equity in income of joint venture decreased $0.1 million to $0.3 million for the year ended December 31, 2013.

Miscellaneous income (expense) for the year ended December 31, 2013 was $0.7 million, compared with ($0.3) million for the period ended December 31, 2012 and primarily represents gains (losses) from remeasuring non-local currency denominated intercompany loans between EC subsidiaries in the U.S. and Europe.

Income (loss) before income taxes was ($33.7) million and ($25.4) million for the periods ended December 31, 2013 and 2012, respectively.

Critical Accounting Policies

Citadel has identified critical accounting policies that, as a result of the judgments, uncertainties, and the operations involved, could result in material changes to its financial condition or results of operations under different conditions or using different assumptions. The critical accounting policies of Citadel are as follows:

Revenue Recognition

Revenue is recognized when persuasive evidence of an agreement exists, shipment of goods has occurred, risk of ownership has passed to the buyer, the price is fixed and determinable and collectability is reasonably assured. Provisions for discounts, rebates to customers and returns are provided for in the same period that the related sales are recorded.

Allowance for Doubtful Accounts

Citadel determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, Citadel’s previous loss history, the customer’s current ability to pay its obligation to Citadel and the condition of the general economy as a whole. Changes in these factors or changes in the general economic conditions could result in changes to the allowance for doubtful accounts.

Inventory Reserves

Citadel records a reserve for slow-moving and obsolete inventory based on historical experience and monitoring of current inventory activity. Citadel’s estimate of this reserve is based on a periodic detailed analysis, using both qualitative and quantitative factors. The proceeds from the sale or disposition of these inventories may differ from recorded amounts.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using the straight-line method. The cost of maintenance and repairs is charged to expense as incurred while significant renewals and betterments are capitalized. The estimated useful lives are as follows:

Asset Classification	Years
Buildings	20
Machinery and equipment	5-7
Leasehold improvements	Lease Term

Income Taxes

Citadel’s provision for income taxes involves a significant amount of judgment by management. This provision is impacted by the income and tax rates of the countries where Citadel operates.

Various taxing authorities periodically audit Citadel’s tax returns. These audits may include questions regarding Citadel’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures associated with these various tax filing positions, Citadel records tax liabilities for uncertain tax positions where the likelihood of sustaining the position is not more-likely-than-not based on its technical merits. A significant period of time may elapse before a particular matter, for which Citadel has recorded a tax liability, is audited and fully resolved.

The establishment of Citadel’s tax liabilities relies on the judgment of management to estimate the exposures associated with its various filing positions. Although management believes those estimates and judgments are reasonable, actual results could differ, resulting in gains or losses that may be material to Citadel’s consolidated statements of operations.

To the extent that Citadel prevails in matters for which tax liabilities have been recorded, or are required to pay amounts in excess of these tax liabilities, Citadel’s effective tax rate in any given financial statement period could be materially affected. An unfavorable tax settlement could result in an increase in Citadel’s effective tax rate in the financial statement period of resolution. A favorable tax settlement could be recognized as a reduction in Citadel’s effective tax rate in the financial statement period of resolution.

Citadel records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. All available evidence, both positive and negative, is considered to determine whether a valuation allowance is needed. Evidence, such as the results of operations for the current and preceding years, is given more weight than projections of future income, which is inherently uncertain.

Citadel’s losses in the U.S. in recent periods provide sufficient negative evidence to require a full valuation allowance against its net deferred tax assets in the U.S. Citadel intends to maintain a valuation allowance against its net deferred tax assets in the U.S. until sufficient positive evidence exists to support realization of such assets.

Fair Value Measurements

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities: quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Citadel applies fair value techniques on a non-recurring basis associated with valuing potential impairment losses related to goodwill, when determining the fair value of its business combinations and to value certain unit based compensation. To determine the fair value in these situations, Citadel determines what a market participant would pay on the measurement date. To evaluate impairments of goodwill, Citadel used Level 3 inputs such as discounted cash flows. To determine the fair value of the assets acquired in business combinations, Citadel uses Level 3 inputs such as discounted cash flows, excess earnings of customer relationships and relief from royalties. Citadel also uses Level 3 inputs to value certain unit-based compensation.

Goodwill

Citadel completes an annual (or more often if circumstances are required) impairment assessment of its goodwill on a reporting unit level as of the end of each fiscal year. For management purposes, Citadel is organized into five reporting units: 1) Bulk Molding Compounds, Inc. (including TCG) (“BMCI”), 2) Bulk Molding Compounds Mexico (“BMC Mexico”), 3) Bulk Molding Compounds Brazil (“BMC Brazil”), 4) Bulk Molding Compounds Europe (“BMC Europe”), and 5) Matrixx (including Lucent).

The fair value measurement method used in Citadel’s quantitative impairment analysis utilizes a number of significant unobservable inputs or Level 3 assumptions. These assumptions include, among others, projections of our future operating results, the implied fair value of these assets using an income approach by preparing a discounted cash flow analysis and other subjective assumptions. In performing the goodwill impairment assessment, the carrying values of Citadel’s reporting units were compared to their estimated fair values, as calculated by the discounted cash flow method. Management uses judgment to determine whether to use quantitative fair value measurement analysis as described above or a qualitative analysis.

In performing its goodwill assessment for the year ended December 31, 2014, Citadel elected to skip the qualitative analysis. Accordingly, the first step of the two-step goodwill impairment test includes estimating the fair values of each reporting unit and comparing those values to the reporting units’ carrying value. Citadel determined that no material impairments existed as of and for the year ended December 31, 2014.

In performing its goodwill assessment for the year ended December 31, 2013, Citadel evaluated the following factors that affect future business performance: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, entity-specific events, and reporting unit factors. As a result of the assessment of these qualitative factors, Citadel concluded that it was not more likely than not that the fair values of all five of the reporting units exceeded their carrying value. Accordingly, the first step of the two-step goodwill impairment test was performed. The resultant estimated fair value of BMCI reporting unit exceeded its carrying value and no goodwill impairment charges were recorded. The resultant estimated fair values of Citadel’s remaining four reporting units were less than their respective carrying values. As a result, when the estimated fair value of a reporting unit is less than its carrying value, an impairment charge is recorded for amount by which the carrying value of the goodwill exceeds its calculated implied fair value. Accordingly, during the year ended December 31, 2013, it was determined that the goodwill of Matrixx, BMC Mexico, and BMC Brazil were partially impaired, and the goodwill and intangible assets of BMC Europe were completely impaired. Citadel recorded non-cash impairment charges to recognize the impairment.

In performing its goodwill assessment for the period ended December 31, 2012, Citadel evaluated the same factors that affect future business performance. As a result of the assessment, Citadel concluded that it was more likely than not that the fair values of two (BMCI and BMC Mexico) of the five reporting units exceeded their carrying value. Accordingly, the first step of the two-step goodwill impairment test was not considered necessary for these two reporting units and no goodwill impairment charges were recorded. However, the first step of the two-step goodwill impairment test was considered necessary for the remaining three. The resultant estimated fair value of BMC Brazil reporting unit exceeded its carrying value and no goodwill impairment charges were recorded. It was determined that the goodwill of Citadel’s remaining Matrixx and BMC Europe reporting units were partially impaired, and the goodwill and intangible assets of BMC Europe were completely impaired. Citadel recorded non-cash impairment charges to recognize the impairment.

Intangibles

Citadel’s finite intangible assets consisting of customer relationships, formulas, internally developed software and non-compete agreements were valued at the date of acquisition and are amortized on a straight-line basis (or an accelerated basis in the case of customer relationships) over the lesser of their remaining useful or contractual lives (generally 5 to 25 years).

Long-Lived Assets

Property and equipment and finite life intangible assets are reviewed whenever events or changes in circumstances occur that indicate possible impairment. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Additionally, Citadel also evaluates the remaining useful life each reporting period to determine whether events and circumstances warrant a revision to the remaining period of depreciation or amortization. If the estimate of a long lived asset’s remaining useful life is changed, the remaining carrying amount of the asset is amortized prospectively over that revised remaining useful life.

Unit-based Compensation

Citadel grants Citadel LLC’s (Citadel’s Parent Company) Class A units (“LLC equity units”) in the form of Management Incentive Units (“MIU”) as part of its long-term incentive compensation strategy for employees and management of the Company. All such MIU awards are expensed based on the fair value of the respective award. Fair value for awards that involve service or performance conditions for vesting is determined based on the market price on the grant date. Citadel determined the fair value of the MIUs using an earnings multiple for the 2014 MIU issuances and the discounted cash value method for the 2013 issuances under the income approach.

Liquidity and Capital Resources

Working capital, excluding cash and debt, was $78.3 million as of December 31, 2014, an increase of $14.3 million from December 31, 2013. The fiscal 2014 acquisition of TCG contributed $15.0 million to working capital. The translation effect of foreign currencies, primarily the Euro and Brazilian real, decreased working capital by $1.2 million. Excluding the impact of the 2014 TCG working capital, working capital decreased by $0.7 million largely due to decreases in inventory of $7.1 million offset by increases in accounts receivable and other current assets of $4.4 million and $1.0 million, respectively.

Capital expenditures for the year ended December 31, 2014 were $6.1 million compared with $4.9 million last year. Capital expenditures for fiscal year 2014 primarily related to the regular and ongoing investment in Citadel’s manufacturing facilities and incremental expenditures around the integration of Citadel’s December 2013 acquisition of Lucent Polymers.

Long-term debt, including current maturities, consists of the following at December 31, 2014 and 2013 (in thousands):

	2014	2013
EC Europe revolving loan	$—	$814
Term loan – 1st Lien	320,000	234,825
Term loan – 2nd Lien	80,000	—
Senior subordinated notes payable	—	25,199

	$400,000	$260,838

During the year ended December 31, 2014 long-term debt increased $139.2 million resulting from incremental 1st lien and 2nd lien term loan borrowings totaling $167.5 million to fund the TCG acquisition offset by conversion of the senior subordinated notes payable to $26.3 million equity units of the parent, 1st lien term loan payments of $2.3 million and pay off of EC Europe revolving loan borrowings of $0.8 million.

Contractual Obligations - as of 12/31/2014

($ in thousands)

Category	Less than 1 yr	1-3 yrs	3-5 yrs	More than 5 yrs	Total
Long-Term Debt	$2,400	$6,400	$6,400	$384,800	$400,000
Capital Lease Obligations	19	4	—	—	23
Operating Lease Obligations	2,540	3,563	1,224	—	7,327
Purchase Obligations (l)	6,400	—	—	—	6,400
Pension Obligations (2)	207	—	—	—	207
Life Insurance Obligations (3)	207	415	415	—	1,037
Postretirement Benefit Obligations (4)	180	332	300	524	1,336
Interest Payments	23,937	47,412	46,740	26,458	144,547

	$35,890	$58,126	$55,079	$411,782	$560,877

(1)	Take or pay vendor contracts.
(2)	Relate to foreign operations and plans mandated by respective governments. Projected payments beyond one year are not currently determinable.
(3)	Whole Life policy paid annually until death. Term policy paid annually for 10 years or death. Policies related to TCG operations.
(4)	Amount paid to five former executives or surviving spouses under “SERP” at TCG.

Off-Balance Sheet Arrangements

Citadel does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments. Long-term debt also approximates fair value as a result of its variable interest rate.

Foreign Currency Exchange Risk

The functional currency of BMC Mexico is the U.S. dollar. Transactions in currencies other than U.S. dollar of BMC Mexico are recorded at the rates of exchange prevailing at the date of the transaction. BMC Mexico’s monetary assets and liabilities in currencies other than the U.S. dollar are translated at rates of exchange prevailing at the balance sheet date to U.S. dollar. Foreign currency exchange gains and losses reflecting transaction gains and losses, which arise from BMC Mexico’s monetary assets and liabilities denominated in currencies other than U.S. dollar, are recorded in operating expenses. The functional currency of BMC Germany, BMC Turkey and BMC Brazil is the Euro, Lira and Real, respectively. Foreign currency adjustments, arising from the translation of the foreign subsidiaries’ financial statements, are recorded in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity until a foreign business is sold or substantially liquidated. Assets and liabilities are translated to U.S. dollars using exchange rates in effect at the balance sheet date. The results of operations are translated using the monthly average exchange rates for the year. Foreign currency transaction remeasurement gains and losses are included in current earnings.

Citadel also conducts business on a multinational basis in a variety of foreign currencies. Citadel’s primary exposure to market risk for changes in foreign currency exchange rates arises from anticipated transactions from international trade and/or repatriation of funds in Mexico, Brazil, Germany, Turkey and China. Citadel’s principal foreign currency exposures relate to the Euro, Brazilian real and Mexican peso, among others. Citadel does not believe these exposures are significant and consequently, settles these exposures through entering into spot trades when due.

Commodity Price Risk

Citadel uses certain commodities, primarily plastic resins, in its manufacturing processes. The cost of operations can be affected as the market for these commodities changes. As the price of resin increases or decreases, market prices for Citadel’s products will also generally increase or decrease. This will typically lead to higher or lower average selling prices and will impact Citadel’s gross profit and operating income. The impact on operating income is due to a lag in matching the change in raw material cost of sales and the change in product sales prices. Citadel attempts to minimize its exposure to resin price changes by monitoring and carefully managing the quantity of its inventory on hand and product sales prices.